April 1, 2009

To:	Allstate Life Insurance Company of New York
Northbrook, IL 60062

From:	Susan L. Lees
Vice President, Secretary and General Counsel

Re:	Form S-3 Registration Statement Under the Securities Act of 1933
File No. 333 –
The Custom Annuity

With reference to the Form S-3 Registration Statement filed by Allstate Life Insurance Company of New York (the “Company”), as Registrant, with the Securities and Exchange Commission covering the Custom Annuity Contract described therein, I have examined such documents and such law as I have considered necessary and appropriate, and on the basis of such examination, it is my opinion that as of April 1, 2009:

1)

The Company is duly organized and existing under the laws of the State of New York and has been duly authorized to do business and to issue the Contracts by the Commissioner of Insurance of the State of New York.

2)	The securities registered by the above Registration Statement when issued will be valid, legal and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement.

Sincerely,

/s/ SUSAN L. LEES

-----------------------------------------

Susan L. Lees

Vice President, Secretary and General Counsel